Exhibit 10.12

Execution Version

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”) is made and entered into as of January 27, 2021 by and among the following parties:

i.	FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands, whose registered office is at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”);

ii.	Property Solutions Acquisition Corp., a Delaware corporation (“Acquiror”);

iii.	FF Top Holding Limited, a business company established under the laws of British Virgin Islands, whose registered office is at the offices of Conyers Trust Company (BVI) Limited Commerce House, Wickhams Cay 1, P.O. Box 3 140, Road Town, Tortola VG1110, British Virgin Islands (“FF Top”); and

iv.	solely with respect to Section 2.01(e), Yueting Jia (“YT” and, collectively, with the Company, Acquiror and FF Top, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, the Company is negotiating with Acquiror with respect to the proposed business combination between the Company and the Acquiror substantially on the terms set forth in the Faraday Future Transaction Support Agreement Outline of Terms attached hereto as Exhibit A (or another term sheet containing substantially similar terms to be presented by the Company to FF Top, the “TSA Term Sheet”, and such acquisition, the “Transaction”); and

WHEREAS, to induce Acquiror to enter into a definitive agreement with the Company and other parties thereto to effectuate the Transaction (the “Merger Agreement”), the Parties have agreed to take certain actions in support of the Transaction on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.  Support; Definitive Documentation.

(a) FF Top hereby agrees to, (i) work with the Company to support and facilitate the Transaction, (ii) approve or vote in favor of the Transaction, (iii) exercise its drag-along rights pursuant to Article 13.4 of the Sixth Amended and Restated Articles of Association of the Company, as amended, and any other contract under which FF Top may have similar drag-along rights with the purpose to cause the Company’s other shareholders’ approval of the Transaction, in each case to the extent permitted by the applicable provisions, (iv) vote against any action, proposal, transaction or agreement (A) that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (B) in competition with or materially inconsistent with the Merger Agreement, (C) any amendment of the organizational documents of the Company (other than the Seventh Amended and Restated Memorandum of Association and Articles of Association of the Company in substantially the form attached hereto as Exhibit B), or (D) any other action or proposal involving the Company and/or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transaction in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Merger Agreement not being satisfied, (v) promptly execute the definitive documents, agreements and filings (including with applicable governmental authorities) related to the Transaction as set out in Exhibit C (collectively, the “Definitive Documentation”) reasonably required to be executed by FF Top in furtherance of the Transaction, including (as applicable) the conversion or exchange of Claims (as defined below) into Acquiror’s Common Stock and the lockup agreement set forth in the TSA Term Sheet, (vi) prior to the earlier of the closing of the Transaction and the termination of the Merger Agreement in accordance with its terms, not, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror, (vii) from the date of the execution of the Merger Agreement until the earlier of the closing of the Transaction and the termination of the Merger Agreement in accordance with its terms, except in the event that Acquiror has made a Change in Acquiror Board Recommendation (as defined in the Merger Agreement), not take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any person (other than Acquiror and/or its affiliates) concerning any Acquisition Transaction (as defined in the Merger Agreement) and (viii) immediately following the execution of the Merger Agreement, cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) FF Top hereby irrevocably constitutes and appoints the Company, with full power of substitution and re-substitution, as FF Top’s proxy with (as applicable) the power to vote, in its name, place and stead, each of FF Top’s shares, loans, claims or other interests related to the Company and/or any of its subsidiaries (each, a “Claim”), and the right to sign its name to the Definitive Documentation. Such proxy and power of attorney shall be irrevocable except as otherwise set forth in this Agreement, deemed to be given to secure a proprietary interest of the donee of the power of performance of an obligation owed to the donee from the date such proxy is granted until the termination of this Agreement and shall survive and not be affected by the death, dissolution, bankruptcy or incapacity of FF Top.

(c) Other than pursuant to the Definitive Documentation, FF Top shall not grant any proxy or enter into or agree to be bound by any voting agreement or trust with respect to any Claim or enter into any agreement, arrangement or understanding with any person or entity that is inconsistent with the terms of this Agreement or knowingly taken any action (nor will enter into any agreement) that would make any representation or warranty of FF Top contained herein untrue or incorrect in any material respect or have the effect of preventing FF Top from performing any of its material obligations under this Agreement. FF Top hereby revokes any and all prior proxies or powers of attorney in respect of FF Top’s Claims.

Section 2.  Commitments Regarding the Transaction.

2.01. Commitment of FF Top.

a)	FF Top hereby forever, unconditionally and irrevocably waives, agrees to cause to be waived and agrees not to (a) exercise any special rights under or pursuant to any agreements, certificates, documents or arrangement including the Company’s articles and memorandum of association, including without limitation any redemption rights, any preemptive rights, any consent or notice rights, any rights of first refusal, any payment rights, any appraisal rights or dissenters’ rights in respect of such Party’s Claims that may arise in connection with the Transaction (other than to exercise such Party’s super-voting rights) or (b) assert any claim or commence any suit (x) challenging the Transaction or this Agreement or any Definitive Documentation, (y) alleging a breach of any fiduciary or other duty or obligation of the Company or any of its subsidiaries or their respective officers, directors, employees, affiliates, agents and representatives (“Representatives”) (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Transaction or this Agreement or the consummation of the transactions contemplated thereby or hereby, or (z) allege, in connection with the evaluation, negotiation, or entry into the Transaction or this Agreement or the consummation of the transactions contemplated thereby or hereby, a breach of any rights it has or may have pursuant to any agreements, documents, certificates or instruments related to such Party’s Claims.

b)	FF Top (i) shall not issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the Transaction without the advance approval in writing of the form and substance thereof by the Company and Acquiror, and (ii) shall keep the terms of this Agreement, the Transaction and all information concerning the Company and/or its subsidiaries and/or Acquiror strictly confidential, other than in connection with a dispute among some or all of the Parties. FF Top acknowledges and agrees that this Agreement constitutes material and non-public information, and that the disclosure of the Agreement to any party not a signatory to this Agreement is a violation of this Section 2.01(b) and the non-disclosure agreement between such Party and the Company or one of its subsidiaries. FF Top hereby consents to the publication and disclosure of such Party’s identity and Owned Claims and the nature of such Party’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement, in any public filings (to the extent required by applicable securities laws or the SEC or any other securities authorities) and any other documents or communications provided by the Acquiror or the Company to any governmental authority. FF Top will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

c)	FF Top shall notify the Company and Acquiror of any event, circumstance, change or development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations, warranties and covenants of such Party set forth in this Agreement.

d)	FF Top shall not, and shall not act in concert with any person to, make or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Claims in connection with any vote or other action with respect to a business combination transaction, other than to recommend that shareholders of the Company vote in favor of the Transaction or as expressly provided by Section 1 of this Agreement.

e)	Each of FF Top and YT shall and shall cause its or his affiliates (including FF Peak Holding Ltd. and Pacific Technology Holding LLC) to (i) terminate clause 7 (other than sub-clauses 7.8 and 7.14) and clause 8 of the Restructuring Agreement, dated as of December 31, 2018, by and among the Company, Smart Technology Holdings Ltd., FF Top, FF Peak Holding Ltd., YT, Pacific Technology Holding LLC and Season Smart Ltd. (the “Restructuring Agreement”); and (ii) terminate the Call Option Agreement (as such term is defined in the Restructuring Agreement), in each case effective as of the closing of the Transaction.

2.02. Commitment of the Company. The Company shall use commercially reasonable efforts to consummate the Transaction substantially in accordance with the TSA Term Sheet.

Section 3.  No Transfers.

(a) Prior to the Closing, FF Top shall not directly or indirectly sell, pledge, encumber, assign, dispose of or transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to, or consent to, a Transfer of, any of its Claims including, without limitation, any of the equity securities of the Company without the prior written consent of the Company and Acquiror, other than Transfers to controlled affiliates of FF Top or any other affiliates (including persons who are, directly or indirectly, controlling or under common control with) of FF Top that agree to be bound by the terms of this Agreement. FF Top agrees and acknowledges that any Transfer of Claims inconsistent with or in violation of this Agreement shall be deemed null and void ab initio.

(b) This Agreement shall in no way be construed to preclude FF Top from acquiring additional Claims; provided, however, such acquired Claims shall automatically and immediately upon acquisition by FF Top be deemed subject to the terms of this Agreement.

Section 4.  Representations and Warranties of FF Top. FF Top represents and warrants to the Company and Acquiror that:

(a) such Party is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Party’s entity powers and have been duly authorized by all necessary entity actions on the part of such Party, and such Party has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly and validly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity;

(c) neither the execution and delivery of this Agreement by such Party nor performance by such Party of the obligations herein nor the compliance by such Party with any provisions herein will (i)  violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Party; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or any other person or entity on the part of such Party; (iii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any contract to which such Party is a party or by which such Party or any of such Party’s Claims may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Restriction (as defined below) on any asset of such Party or (v) violate any law applicable to such Party or by which any of such Party’s Claims will be bound;

(d) it is the beneficial owner of the Claims set forth in such Party’s signature block to this Agreement (each such Claim, an “Owned Claim”), and it does not directly or indirectly own or have an interest in any Claim other than such Owned Claims;

(e) Annex I sets forth a true, correct and complete list of (i) each person that beneficially owns (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time) (“Beneficially Owns”) any equity securities of FF Top (the “FF Top Securities”), including the number and type of FF Top Securities Beneficially Owned by such person (each such person, a “FF Top Owner”), (ii) each FF Top Owner that Beneficially Owns, or has been granted voting rights over or otherwise controls, any Owned Claims (including any Acquiror’s Common Stock), including the number and type of Owned Claims Beneficially Owned or controlled by such FF Top Owner, and (iii) FF Top’s Shareholder Share Percentage (as defined in the form Shareholder Agreement to which FF Top is a party), the calculation thereof and the agreements or arrangements now existing and that will exist at the closing of the Transaction (it being understood that FF Top makes no representation as to the Owned Claims of Founding Future Creditors Trust);

(f) it has the exclusive authority to act on behalf of, vote and consent to matters concerning the Owned Claims (or exclusively direct such action, vote, or consent), and no such Owned Claim is subject to any agreement, proxy, voting trust or other agreement, arrangement or Restriction with respect to the voting of such Owned Claims;

(g) except as otherwise provided in the Company’s Sixth Amended and Restated Articles of Association, as amended, the Owned Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, demand, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind (each, a “Restriction”);

(h) there is no action, suit or proceeding pending or threatened against such Party or any of such Party’s properties or assets (including any of such Party’s Owned Claims) that would reasonably be expected to prevent, impair or delay the consummation by such Party of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Party’s ability to perform its obligations hereunder;

(i) it understands and acknowledges that the Company and Acquiror may enter into Definitive Documentation (including the Merger Agreement) in reliance upon such Party’s execution, delivery and performance of this Agreement;

(j) it has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the Transaction, has had the opportunity to review the Company’s books and records and other information requested by it in connection with its evaluation of this Agreement and the Transaction, and has adequate information concerning the matters that are the subject of this Agreement;

(k) it is an accredited investor (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it has provided the Company with the information required in Rule 506(c) promulgated under the Securities Act evidencing such accredited investor status, and any securities of Acquiror acquired by such Party in connection with the Transaction will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(l) it understands and agrees that neither the Company nor any of its subsidiaries is making any representation or warranty to such Party in connection with this Agreement or the Transaction, the Company and its subsidiaries disclaim any forward looking statements and/or projections related to this Agreement and the Transaction, and such Party understands and agrees that the Transaction may not occur and is subject to material risks and/or changes;

(m) it has independently and without reliance upon the Company or any of its subsidiaries, or any Representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement; and

(n) it has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into the Agreement.

Section 5.  Termination Events.

5.01. FF Top’s Termination Event. This Agreement may be terminated by FF Top upon written notice to the Company and Acquiror if the Merger Agreement is not signed on or before March 31, 2021 or if there are changes to the terms of the Transaction from those set forth in the Merger Agreement and the associated ancillary documents delivered to FF Top that are adverse to FF Top.

5.02. Other Termination Event. Acquiror may terminate this Agreement as to all Parties or any Party upon written notice delivered by Acquiror to such Parties or Party (as applicable).

5.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the Parties.

5.04. Termination Upon Completion of the Transaction. This Agreement shall terminate automatically without any further required action or notice upon the closing of the Transaction or the termination of the Transaction in accordance with the Merger Agreement.

5.05. Effect of Termination.

(a) No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 5.01, 5.02, 5.03, or 5.04 shall be referred to as a “Termination Date.”

(b) Upon termination of this Agreement, no Party shall have any further rights or obligations other than rights and obligations that accrued prior to the Termination Date. In no event shall the termination of this Agreement relieve a Party of any breach of this Agreement made by such Party prior to the Termination Date.

Section 6.  Amendments. This Agreement may not be modified, amended, or supplemented without prior written consent of each of the Company, Acquiror and FF Top; provided that the Company and Acquiror may add additional Parties which are parties to the Merger Agreement after the date of this Agreement without the prior written consent of FF Top.

Section 8.  Miscellaneous.

8.01. Further Assurances. The Parties agree to execute and deliver such other documents, agreements, certificates and instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary from time to time, to effectuate the transactions contemplated by this Agreement (including the Transaction).

8.02. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

8.03. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of California or any California state court located in Los Angeles County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto.

8.05. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.06. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

8.07. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement and the rights or obligations of FF Top under this Agreement may not be directly or indirectly assigned, delegated, or transferred to any other person or entity without the prior written consent of the Company and Acquiror.

8.08. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Company, to:

FF Intelligent Mobility Global Holdings Ltd.
18455 S. Figueroa Street

Gardena, CA 90248
Attention: General Counsel
E-mail address: jarret.johnson@ff.com

with copies (which alone shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067
Attention: Vijay Sekhon
E-mail address: vsekhon@sidley.com

(b)	if to Acquiror, to:

Property Solutions Acquisition Corp.

654 Madison Avenue, Suite 1009

New York, New York 10065

Attn: Jordan Vogel; Aaron Feldman

E-mail: jordan@benchmarkrealestate.com; aaron@benchmarkrealestate.com with copies (which shall not constitute notice) to:

Riverside Management Group, LLC

50 West Street, Suite 40 C

New York, New York 10006

Attn: Philip Kassin

E-mail: pkassin@rmginvestments.com

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: David S. Allinson; Ryan J. Maierson

E-mail: david.allinson@lw.com; ryan.maierson@lw.com

(c) if to any Party other than the Company or Acquiror, to the address set forth on the signature page of such Party;

or such other address as may have been furnished by a Party to each of the other Parties by written notice given in accordance with the requirements set forth above. Any notice given by email, delivery, mail, or courier shall be effective when received.

8.09. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

8.10. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

8.11. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and the Company and Acquiror shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, in addition to any other remedy to which the Company and Acquiror may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Chosen Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

8.12. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available to the Company and Acquiror in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by the Company and Acquiror shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by the Company and Acquiror.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

FF Intelligent Mobility Global Holdings Ltd.

By:
Name:
Title:

PROPERTY SOLUTIONS ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

FF Top Holding LTD.

By:
Name:
Title:

Claim Type	Number and Class of Shares in the Company
Equity	452,941,177 Class B Preferred Shares

Address for Notice:

________________

________________

Attention: __________

Email: __________

YUETING JIA (solely with respect to Section 2.01(e))

[Signature Page to Transaction Support Agreement]

EXHIBIT A

Faraday Future Transaction Support Agreement Outline of Terms

[See Attached]

EXHIBIT B

Seventh Amended and Restated Memorandum of Association and Articles of Association

[See Attached]

EXHIBIT C

Definitive Documentation

1. Registration Rights Agreement

2. Shareholder Agreement

3. Lock-up Agreement

4. Letter of Transmittal

5. Written Consent Approving the Merger

ANNEX I

FF Top Owner	Securities	Owned Claims
FF Peak Holding Ltd.	600,000,000 Shares [1]	452,941,177 Class B Preferred Shares
Pacific Technology Holding LLC	100 Ordinary Shares [2]	452,941,177 Class B Preferred Shares
FF Global Partners LLC [3]	N/A	452,941,177 Class B Preferred Shares

Current Shareholder Share Percentage: 91.7% 4

Current Total Voting Power of FF Top: 4,529,411,770 Class B Preferred Shares 4

Current Total Voting Power of FF Shares: 4,941,176,475 Shares 4

Post-Closing Shareholder Share Percentage: 33.1% 5 6

Post-Closing Total Voting Power of FF Top: 100,324,822.31 Shares 5 6

Post-Closing Date Total Voting Power of Acquiror Common Stock: 302,665,137.50 Shares 5

[1]	Represents all of the issued and outstanding capital stock of FF Top
[2]	Represents all of the issued and outstanding capital stock of FF Peak Holding Ltd.
[3]	FF Global Partners LLC (“FF Global Partners”) is the managing member of Pacific Technology Holding LLC. FF Global Partners is governed by a board of managers, consisting of seven managers, with Yueting Jia as the managing partner. A majority of the board of managers is required to approve any actions of FF Global Partners, with certain matters requiring the approval of the managing partner.
[4]	Calculated on a fully diluted basis as of January 25, 2021 and assuming 10 votes per Class B preferred share. Class A ordinary shares are non-voting and other preferred shares are entitled to less than one vote per share.
[5]	Calculated on a fully diluted basis assuming a Transaction closing as of March 31, 2021 and based on Allocation Schedule, subject to adjustment if Transaction closing occurs after March 31, 2021.
[6]	Includes 63,766,572.00 shares of Acquiror Common Stock owned by FF Top and 36,558,250.31 shares of Acquiror Common Stock owned by other stockholders subject to voting agreements. Excludes shares of Acquiror Common Stock owned by Founding Future Creditors Trust, and the Shareholder Share Percentage would increase if Founding Future Creditors Trust executes a voting agreement with FF Top.